UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AUTHENTEC, INC.

(Name of Registrant as Specified in its Charter)

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Press Release

Leading Proxy Services Recommend AuthenTec Shareholders Vote
in Favor of Plan to Issue Shares of Stock Pursuant to UPEK Merger

-	ISS Proxy Advisory Services, PROXY Governance and Glass Lewis & Co. Recommend AuthenTec Shareholders Vote “FOR” the Issuance of AuthenTec Common Stock Pursuant to the UPEK Merger Agreement

MELBOURNE, Fla., December 6, 2010 – AuthenTec (NASDAQ: AUTH), a leading provider of security, identity management and touch control solutions, today announced that the three leading proxy advisory services, ISS Proxy Advisory Services, PROXY Governance, Inc. and Glass Lewis & Co., have recommended that their stockholders vote "FOR" the issuance of approximately 8 million shares of AuthenTec stock in satisfaction of the promissory note issued as part of the Company’s merger agreement with UPEK.  AuthenTec’s board of directors also recommended that stockholders of record vote to approve the issuance of 7,984,281 shares of AuthenTec stock to fully satisfy the principal balance of the promissory note issued at the time of the UPEK transaction, which was announced on September 7, 2010.

"We are pleased that ISS, PROXY Governance and Glass Lewis & Company, well respected leaders in proxy advisory services and independent sources, support our plan to issue additional shares of AuthenTec stock to satisfy our merger agreement with UPEK,” said AuthenTec Chairman Bill Washecka.  “The AuthenTec board of directors and management team strongly support this proposal, which we believe best positions the Company to achieve our strategic objectives.”

A special meeting of AuthenTec shareholders will be held at AuthenTec’s headquarters, located at 100 Rialto Place, Melbourne, Florida 32901 at 9:00 a.m. Eastern Time on Friday, December 17, 2010 to consider the proposal.  Only holders of record of AuthenTec’s common stock at the close of business on October 22, 2010 are entitled to notice to vote at the special meeting.  Shareholders are urged to carefully read the proxy materials that were mailed in connection with the proposal.  Proxies must be received no later than 9:00 a.m. Eastern Time on December 17, 2010.  Shareholders who have questions regarding the contents of the information circular or require assistance in completing their proxy forms are urged to contact AuthenTec’s proxy solicitation agent, MacKenzie Partners, Inc., at 1-800-322-2885.

About AuthenTec
AuthenTec is the world’s #1 provider of fingerprint sensors, identity management software, and embedded security solutions.   AuthenTec solutions address enterprise, consumer and government applications for a growing base of top tier global customers.  Already shipped on hundreds of millions of devices, the Company's smart sensor products, software and embedded security solutions are used virtually everywhere, from the PC on your desk to the mobile device in your hand to the server in the cloud.  AuthenTec offers developers and users secure and convenient ways to manage today's rapidly evolving digital identities and security needs.  For more information, visit www.authentec.com or follow us at twitter.com/authentecnews.

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Media Contact:
Brent Dietz
AuthenTec Director of Communications
+1-321-308-1320
brent.dietz@authentec.com